UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 19, 2007	000-52495
Date of Report (Date of earliest event reported)	Commission File Number

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0504006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1839

(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

On April 19, 2007 Pacific Copper Corp. (“Pacific Copper” or the “Company”) executed an agreement dated as of April 11, 2007 (the “Peru Agreement”) with David Hackman on behalf of a corporation to be formed in Peru which, prior to closing, will own certain mineral claims located in Peru. The corporation to be formed in Peru is referred to herein as “Peru Co.” Provided that the closing conditions contained in the Peru Agreement are satisfied and the assets contemplated in the Peru Agreement are held by Peru Co., Pacific Copper would acquire all of the outstanding shares of Peru Co. in exchange for 4,850,000 common shares of Pacific Copper. Peru Co. would then become a wholly owned subsidiary of Pacific Copper. The parties contemplate that a closing would take place on or about June 11, 2007. In order to facilitate the formation of Peru Co. upon execution of the Peru Agreement, the Company paid $25,000 to cover expenses relating to formation of Peru Co. and consummation of the Peru Agreement.

The shares of Pacific Copper to be received by the shareholders of Peru Co. upon consummation of the Peru Agreement are referred to as the “Peru Exchange Shares.” The Peru Exchange Shares will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Act”), and will be restricted upon issuance. The Company has undertaken to register the re-sale of the Peru Exchange Shares pursuant to the Act. The Peru Exchange Shares also will be subject to a lock-up agreement with the Company providing that they may not be sold by their holders until one year has passed following the closing of the Peru Agreement.

On April 19, 2007 the Company executed an agreement dated as of April 11, 2007 (the “Chile Agreement”) with Harold Gardner on behalf of a corporation to be formed in Chile which, prior to closing, will own certain mineral claims located in Chile. The corporation to be formed in Chile is referred to herein as “Chile Co.” Provided that the closing conditions contained in the Chile Agreement are satisfied and the assets contemplated in the Chile Agreement are held by Chile Co., Pacific Copper would acquire all of the outstanding shares of Chile Co. in exchange for 6,150,000 common shares of Pacific Copper. Chile Co. would then become a wholly owned subsidiary of Pacific Copper. The parties contemplate that a closing would take place on or about June 11, 2007. In order to facilitate the formation of Chile Co. upon execution of the Chile Agreement, the Company paid $25,000 to cover expenses relating to formation of Chile Co. and consummation of the Chile Agreement.

The shares of Pacific Copper to be received by the shareholders of Chile Co. upon consummation of the Chile Agreement are referred to as the “Chile Exchange Shares.” The Chile Exchange Shares will be issued pursuant to an exemption from registration under the Act, and will be restricted upon issuance. The Company has undertaken to register the re-sale of the Chile Exchange Shares pursuant to the Act. The Chile Exchange Shares also will be subject to a lock-up agreement with the Company providing that they may not be sold by their holders until one year has passed following the closing of the Chile Agreement.

The claims to be held by Chile Co. and Peru Co. have the geological potential for large open-pit copper deposits. No exploration of these claims has been conducted by the Company and only limited information is available regarding the claims. The claims are at an early exploration stage. Pacific Copper does not consider the claims held by Chili Co. or the Claims held by Peru Co. to be significant to its business as of the date hereof.

Pacific Copper has agreed that if the Peru Agreement is consummated, it will appoint David Hackman and Eduardo Esteffan to its Board of Directors. In addition, the Company has agreed that if the Chile Agreement is consummated Harold Gardner will be appointed to its Board of Directors and be named the Company’s Chief Executive Officer and Chief Operating Officer.

Mr. Gardner has over twenty five years of experience in the mining and mineral exploration industry in both the United States and South America. He is currently a director and/or officer of several mining companies based in Chile, Peru, and Mexico. He is also an investment and mining consultant to several privately held U.S. companies: Taggart Industries, a Nevada based investment fund; Chile Gold Ltd., a private consortium of investors headquartered in Colorado; and ZZYZZX Ltd., a California based investment trust. Taggart Industries, Chile Gold Ltd. and ZZYZZX Ltd. all have invested in mineral projects in South America. Mr. Gardner is also a principal of Chilean and Peruvian companies that provides comprehensive exploration and development services in both countries. Mr. Gardner is a United States citizen. He speaks Spanish fluently and is 51 years old.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Agreement with an effective date of April 11, 2007 between Pacific Copper Corp and David B. Hackman (concerning Peru Corporation)

99.2	Agreement with an effective date of April 11, 2007 between Pacific Copper Corp and Harold Gardner (concerning Chile Corporation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC COPPER CORP.

Date: April 19, 2007	By:	Stafford Kelley
Name: Stafford Kelley
Title: Secretary